C O R N E L L                     101 Hudson Street
CAPITAL PARTNERS                   Suite 3700
                              Jersey City, NJ 07302

June 5, 2006

VIA FEDERAL EXPRESS
AND FAX (307) 857-3050

U.S. Energy Corp.
877 North 8th West
Glen L. Larsen Building
Riverton, WY 82501
Attention: Mark J. Larsen

Re:	Second Amendment to Standby Equity Distribution Agreement

Dear Mr. Larsen:

This letter will memorialize the agreement by and between U.S. Energy Corp. (the “Company”) and Cornell Capital Partners, LP (the “Investor”), to make this second amendment to the Standby Equity Distribution Agreement dated May 5, 2006 (the “SEDA”) between the Company and the Investor. All capitalized terms herein, unless otherwise indicated, shall have the meaning ascribed to them in the SEDA.

The parties hereby amend the SEDA as follows:

1.	Section 1.7. of the SEDA shall be deleted in its entirety and replaced with the following:

Section 1.7. “Commitment Amount” shall mean the aggregate amount of up to Fifty Million Dollars ($50,000,000) which the Investor has agreed to provide to the Company in order to purchase the Company’s Common Stock pursuant to the terms and conditions of this Agreement, provided that, the Company shall not effect any sale under this Agreement and the Investor shall not have the right or the obligation to purchase shares of Common Stock under this Agreement to the extent that the Total Transaction Shares shall be greater than 3,726,400 shares, unless or until the Company obtains any necessary shareholder approval or consent in accordance with Nasdaq MarketPlace Rule 4350(i)(1)(D) prior to such issuance (without the vote of any shares acquired in this Agreement and in all related transactions). The “Total Transaction Shares” (3,726,400) means the sum of (i) 3,556,470 shares issuable under this Agreement; (ii) the shares issuable under the May 5, 2006 Warrant issued to the Investor; (iii) the 68,531 shares issued to the Investor under this Agreement (the “Investor’s Shares”); (iv) the 1,399 shares issued to Newbridge Securities Corporation under the Placement Agent Agreement of May 5, 2006 (the “Placement Agent’s Shares”); and (v) all shares issuable under any Milestone Warrants (defined in Section 12.4(c)(iii) of this Agreement), which 3,726,400 shares is less than 20% more than the 18,632,022 shares of Common Stock outstanding as of April 11, 2006 (after subtracting the 888,408

U.S. Energy Corp.
Jue 6, 2006

shares held by subsidiaries of the Company, from the 19,520,430 shares issued and outstanding at that date).

This letter agreement shall solely have the effect specifically described above and shall have no effect on any other terms or conditions of the SEDA or related documents.

Cornell Capital Partners, LP

By: Yorkville Advisors, LLC
Its: General Partner

By: /s/ Mark Angelo
Name: Mark Angelo
Title:  Portfolio Manager

Agreed and acknowledged by:

U.S. Energy Corp.

By: /s/ Keith G. Larsen
Name: Keith G. Larsen
Title: CEO
Date: June 6, 2006